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                   EXHIBIT 8.1 SUBSIDIARIES OF THE REGISTRANT




1.    Jiangsu Linyang Solarfun Co., Ltd. (PRC)

2.    Linyang Solar Power Investment Holding Ltd. (BVI)

3.    Shanghai Linyang Solar Technology Co., Ltd. (PRC)

4.    Sichuan Leshan Jiayang New Energy Co., Ltd. (PRC)

5. Nantong Linyang Solarfun Engineering Research and Development Center Co., Ltd. (PRC)

6.    Solarfun Power Hong Kong Limited (Hong Kong)